Exhibit 11.1

                 Electronic Retailing Systems International, Inc.
                    Computation of Net Loss Per Common Share


                                          Three Months       Twelve Months
                                              Ended             Ended
                                          December 31, 1998 December 31, 1998
                                          ----------------- -----------------
Net Loss                                  ($11,972,000)     ($34,313,000)
                                          =============     =============
Weighted average common shares
  outstanding                               21,248,404        21,232,621
                                          =============     =============

Basic loss per common share                     ($0.56)           ($1.62)
                                          =============     =============

Calculation of weighted average
 shares outstanding

Shares issued and outstanding at
  December 31, 1997                         21,187,035        21,187,035

Issuance of shares pursuant to
  stock option plan                             61,369            45,586
                                          ------------      ------------

Weighted average common shares
   outstanding                              21,248,404        21,232,621
                                          ============      ============
